CONTRIBUTION AGREEMENT

This Contribution Agreement (the "Agreement") is entered into on the 18th day of February, 2022 with an effective date of July 1, 2021, by and between:

RushNet Inc., a Colorado corporation, 4 Office Park Drive, Pod 3, Suite L Palm Coast, FL 32137 (trading symbol RSHN, herein referred to as the "Company" or "RushNet").

Ashley Sweat (herein sometimes referred to as "Ashley"), sole member and sole manager of Chattahoochee Physicians Laboratory Services, LLC – CPLS, a Georgia Limited Liability Company ("CPLS"), with principal offices located at 1122 Cambridge Square Suite E Alpharetta, GA 30009.

RECITALS:

WHEREAS, the Company currently has 9,000,000,000 authorized common shares, of which, 8,174,641,795 common shares are issued and outstanding, and 50,000,000 shares of Series A Preferred Stock are authorized, of which 35,000,000 are issued to Ashley, which presently give him voting control, each such share having 300 votes but no equity in the form of economic interest or economic value;

WHEREAS, CPLS, based in Alpharetta Georgia, is a first-class urine drug testing (UDT) laboratory, also offering Allergy Droplet Cards, Oral Fluids, PCR (Nail, Wound, RPP, STI, GI, UTI), and PGX. It offers its physicians individualized customer service, as well as fast and accurate reporting of high complexity, mass spectrometer urinalysis results. Since we use a specific drug testing panel, ordering is easier than ever. Its unique, physician designed, panel of testing was created to aid in patient care and compliance;

WHEREAS, the parties intend to make the Company the parent corporation of CPLS, while providing to Ashley, economic equity, in addition to voting control, in exchange for all of his membership interests in CPLS.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

In exchange for all the membership interest in CPLS, and the current debt liability of $4,943,726.52, the Company shall create a Series B Preferred Stock of 32,000,000 shares designated for Ashley. Each Series B Preferred share is convertible into 6 shares of RushNet Inc. common stock and is exempt from any reverse stock splits and forward stock splits.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

RushNet Inc. (the "Company" or "RushNet"):

/s/ Ashley Sweat

Ashley Sweat, CEO, Chairman of the Board

ASHLEY SWEAT:

/s/ Ashley Sweat

Ashley Sweat, individually

ACTION BY WRITTEN CONSENT OF THE BOARD OF DIRECTORS
RUSHNET INC.

The undersigned, being all of the Members of the Board of Directors of RushNet Inc., a Colorado corporation (the "Corporation"), pursuant to Colorado General Corporation Law and in lieu of a meeting of the Board of Directors of the Corporation, do hereby consent to, adopt, ratify, confirm and approve the Resolutions set forth below, with an effective date as of July 1, 2021.

WHEREAS, after significant discussions and consultations with various professionals, and after careful consideration of the alternatives available, including the advantages and disadvantages of entering into an Contribution Agreement with Ashley ("Ashley"), the Board of Directors (the "Board") of the Corporation deems it advisable and in the best interests of the Corporation and its shareholders to approve and complete the Contribution Agreement by and among the Corporation and Ashley (the "Agreement") attached hereto and made a part hereof; and

WHEREAS, the Agreement calls for the resignation of the officers and directors of the Corporation and requires the appointment of new members to the Board, namely Ashley Sweat.

Approval of Contribution Agreement and Requisite Corporate Actions

NOW, THEREFORE, BE IT RESOLVED, that the Agreement in substantially the form attached hereto, together with such changes and modifications as the officers of this Corporation and corporate actions shall, in their sole and absolute discretion, deem appropriate and in the best interest of this Corporation, is hereby approved in its entirety; and

BE IT FURTHER RESOLVED that each and all of the actions of the officers of this Company taken to date in connection with the negotiation, execution and delivery of the Agreement and each document and instrument contemplated therein or related thereto and each of the other actions of such officers associated with the transactions contemplated therein, including the corporate actions and requisite filings with FINRA, is hereby ratified and confirmed.

/S/ [signature]

Ashley Sweat

STATE OF FL
COUNTY OF Duval

Sworn to and subscribed before me this 18th day of February, 2022, by Ashley Sweat, who is personally known to me or who has produced suitable identification.

Notary's Signature [signature]

Print Notary's Name Jessica Benike

NOTARY PUBLIC, State of FL

JESSICA LEE BENIKE
Commission # GG 275380
Expires November 8, 2022
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